Exhibit 23.6

February 1, 2007

CONSENT OF Aviation Specialists Group (‘‘ASG’’)

Sirs:

As a provider of aircraft appraisals, market analysis and aviation industry insight, we hereby consent to the use of operating lease rental data furnished to you by us and contained in this Registration Statement on Form S-1, as amended, which references our company as the source of such data and to all references to our company included in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in the Registration Statement.

Fred Klein
President

Aviation Specialists Group, Inc. → 1037 Sterling Road → Suite 203 → Herndon, Virginia 20170 → USA
Telephone: 703 736-9700 → Fax 703 736-0505 → avspecgroup@aol.com → www.aviationspecialistsgroup.com